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                                                                    EXHIBIT 10.5


                                LEASE AGREEMENT



LESSOR:   PALMER MEDICAL CENTER, LTD.
          921 South Beneva Road
          Sarasota, FL  34232


LESSEE: ____________ BANK (TO BE FORMED).



                              W I T N E S S E T H:


         In consideration of the mutual promises, covenants and conditions herein contained, and rents to be paid by Lessee, and Lessee hereby leases from Lessor, certain Premises in the office and complex located on Potter Park Drive, Sarasota, Florida, commonly known as Palmer Medical Center, for the term, at the rentals and upon the terms and conditions hereinafter set forth:


         1. PREMISES. The Premises leased hereunder are located at 8522 Potter Park Drive, Sarasota, Florida 34238, and consist of approximately 4,000 square feet (hereinafter referred to as the "Premises"). Lessor hereby leases, lets and demises the Premises unto Lessee, and Lessee hereby leases the Premises from Lessor. The Premises will be within the highlighted area on the site plan attached hereto as Exhibit A. Exact location of the 4,000 S.F. will be determined within 60 days of lease execution.

         2. COMMENCEMENT DATE. The parties acknowledge that this Lease shall be legally binding as of the day on which it is fully executed by Lessor and Lessee. The commencement date of the lease shall be the date of the Certificate of Occupancy as issued by Sarasota County.

         3. TERM. The term of this Lease shall be for a period of Five (5) Years beginning as of the Commencement Date set forth above.

         4. BASE RENT. During the initial term of this Lease, Lessee shall pay to Lessor as annual base rent for the Premises the amount of Seventy-Two Thousand and 00/100 dollars ($72,000.00) per year. The rent shall be payable in equal monthly installments of Six Thousand and 00/100 dollars ($6,000.00). The rent shall be gross to Lessor. Lessor shall pay all additional rent charges. Lessee shall pay all costs of electricity, telephone and interior janitorial. The rent shall be paid in advance on the first day of each month, without demand. The rent for the first month shall be prorated as of the date the rent commences.

         In addition to base rent, Lessee shall pay to Lessor, monthly, a sum equal to any sales tax, tax on rental, and any other charges or impositions now in existence or imposed hereafter based upon the privilege of renting the Premises.

         5. ESCALATION. The base rent shall be increased four percent (4%) per year, beginning with the first anniversary date of the initial term of the Lease, and any Option period agreed to.

         6. ADVANCE RENT AND SECURITY DEPOSIT. Upon full execution of this Lease, and notwithstanding other provisions in this Lease to the contrary, Lessee shall tender to Lessor the amount of Six Thousand Four Hundred Twenty and 00/100 dollars ($6,420.00), representing payment in advance including tax, for the first month of the initial term of this Lease and a security deposit, in the amount of Six Thousand and 00/100 dollars ($6,000.00), representing one month's rent. All other rental payments shall be made in accordance with paragraph 4 above.

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         7. USE. Lessee, its successors and assigns, shall use the Premises exclusively for Business Offices, Banking, and for other uses approved by Lessor, which approval shall not be withheld unreasonably. Lessee shall comply with all laws, ordinances, rules and regulations of applicable governmental authorities respecting the use, operation and activities of the Premises, or permit any nuisance thereon. Lessee shall not make any use of the Premises which would make void or voidable any policy of fire or extended coverage insurance pertaining to the Premises. Lessee shall not abandon the Premises or leave said Premises vacant, or abandon or cease business operations at the Premises during the term of this Lease. Lessee shall not store or place any materials whatsoever outside the Premises.

         8. SIGNS AND DISPLAYS. Lessee shall not place or suffer to be placed or maintained upon any door, roof, wall or window of the Premises, any sign, awning, canopy or advertising material or other thing, and shall not place or maintain any decoration, lettering or advertising material on the glass of any window or door of the Premises, without Lessor's prior written consent, which consent shall not be withheld unreasonably provided Lessee's proposed sign or display meets the uniform design standards established by the Lessor.

         9. MERCHANDISE DISPLAY. Lessee shall not have the right to display any merchandise on the exterior of the Premises nor shall Lessee maintain any loudspeaker, voicemaking or other sound projection device in such a manner as to be audible to anyone outside the Premises, nor shall Lessee use or display any flashing lights visible to anyone outside of the Premises.

         10. REPAIRS, MAINTENANCE AND SURRENDER. Lessor shall maintain exterior walls, roof and parking area. Lessee shall repair, service, keep and maintain the Premises, including all fixtures, doors, walls, ceilings, floors, equipment, appurtenances, plumbing fixtures and restrooms, in good and substantial repair during the entire term of this Lease, and shall replace all glass and windows and doors broken during the Lease term, but such agreement of Lessee shall not apply to any damage caused by fire or other casualty covered by standard fire and extended coverage insurance maintained by Lessor. Lessee shall promptly make repairs at its own expense to the exterior or interior of the Premises if damaged by Lessee, its agents, employees or business invitees. Lessee shall be responsible to pay for and obtain a service contract which will cause quarterly preventative maintenance of the air conditioning, heating, condenser and air handling equipment servicing the Premises.

             At the end of the term or upon termination of this Lease, Lessee shall deliver of the Premises and all erections, alterations and additions made to or upon the same, in good condition and repair, and in a broom-clean condition, with all glass and windows and doors intact, and with all signs, lettering, personal property, goods and effects belonging to Lessee or anyone claiming through or under Lessee removed.

         11. ALTERATION TO THE PREMISES AND REMOVAL OF INSTALLATIONS.
Lessee shall not make any substantial alteration or addition to the Premises, including heating, air conditioning, electrical and plumbing systems, without first obtaining the express prior written consent of Lessor, which consent shall not be withheld unreasonably.

         12. INSPECTION. Lessor or Lessor's representatives shall have the right at any reasonable time to enter upon the Premises for the purposes of inspection or otherwise to protect Lessor's interest, but the right of Lessor to enter or do anything else to protect his interest, or the exercise or failure to exercise said right, shall in no way diminish Lessee's obligations or enlarge Lessor's obligations under this Lease or affect any right of Lessor, or create any duty or liability by Lessor to Lessee or any third party.

         13. CASUALTY DAMAGE. Lessee shall maintain at all times during the term of this Lease any renewals thereof, fire, flood, casualty coverage in an adequate amount insuring the Lessee's property located on or about the Premises against loss by fire, flood or other casualty, and additionally, shall carry plate-glass insurance on all glass in the Premises which shall be payable to Lessor as its interest may appear. Certified copies of such insurance policies shall be delivered by Lessee to Lessor prior to occupancy of the Premises.


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         14. PUBLIC LIABILITY INSURANCE. Lessor shall carry adequate public liability insurance covering the parking areas and walkways of the business center. Lessee shall carry public liability insurance with respect to the interior of the Premises in an amount equal to at least three hundred thousand dollars ($300,000.00) per person and one million dollars ($1,000,000.00) per occurrence. Additionally, Lessee shall maintain at all times during the term of this Lease any renewals thereof, workmens' compensation insurance for the benefit of all employees entering upon the Premises as the result of or in connection with their employment of Lessee.

         15. DEFAULT. In the event Lessee shall (a) fail to make any rental or other payment due hereunder within ten (10) days following the day on which such rental or other payment was due, or (b) if Lessee shall neglect or fail to perform or observe any of the other covenants or undertakings herein on its part to be performed or observed and such neglect or failure shall continue for thirty (30) days after notice to it from Lessor; or (c) if the default is other than a default under clause (a) above, or clauses (d) through (i) below, and is such that it cannot be cured within thirty (30) days, but is capable of being cured, and Lessee does not within said thirty (30) day period commence to cure such default, continue to do so diligently, and thereafter complete such cure within not more than ninety (90) days following notice of default; or (d) if proceedings for corporate or other reorganization or arrangement under the bankruptcy laws of the United States, or any laws amendatory thereof or supplemental thereto, shall be filed by Lessee, or any guarantor of Lessee's obligations ("Guarantor"); or (e) if any other proceedings are instituted by the Lessee or any Guarantor under the bankruptcy laws, or any laws amendatory thereof or supplemental thereto; or (f) if any other proceedings shall be instituted against the Lessee or any Guarantor under bankruptcy laws or any insolvency law and not be dismissed within thirty (30) days; or (g) if the Lessee or any Guarantor shall execute an assignment of its property for the benefit of its creditors; or (h) if a receiver or other similar officer for Lessee or any Guarantor shall be appointed and not be discharged within thirty
(30) days; or (i) if the estate hereby created shall be taken by execution or by other process of law and is then, except in the case of a default under clauses
(d) or (e) above, in which event this Lease shall terminate automatically, Lessor may, immediately or at any time thereafter (notwithstanding any license or waiver of any former breach or waiver of the benefit hereof, or consent in a former instance) terminate this Lease by written notice to Lessee.

         16. QUIET ENJOYMENT. Lessor covenants that so long as Lessee pays the rent reserved in this Lease and performs it agreements hereunder, Lessee shall have the right to quietly enjoy and use the Premises for the term hereof, subject only to the provisions of this Lease.

         17. BROKER. Lessee represents that it has not dealt with any person in connection with the Premises or the negotiation or execution of this Lease other than officers or employees of Lessor, Starling Realty, Inc., or except as set forth on any separate brokerage agreement executed by the parties and attached hereto. Lessee shall indemnify and save harmless Lessor from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation by Lessee.

         18. NOTICES. All notices required or contemplated by this Lease shall be in writing and shall be delivered in person or by United States Certified Mail, Return Receipt Requested, addressed to the party to whom such notice is directed, at the addresses given above. By giving at least two (2) days prior written notice to the other party, either party may change its address for notices hereunder.

         19. OPTION TO RENEW. Provided Lessee is not then in default, Lessee shall have the right to renew this Lease by giving Lessor written notice, not less than one hundred eighty (180) days prior to the expiration of the initial Term of this Lease, of Lessee's exercise of its right to renew this Lease for an additional term of five (5) years. Provided Lessee is not then in default, Lessee shall have the right to renew this Lease again by giving Lessor written notice, not less than one hundred eighty (180) days prior to the expiration of the first renewal Term of this Lease, of Lessee's exercise of its right to renew this Lease for one more additional term of five (5) years. Any renewal of this lease shall be subject to all conditions, provisions, and covenants of the Lease.

         20. CONSTRUCTION OF INTERIOR IMPROVEMENTS. Lessor agrees to give to Lessee an allowance of $100,000.00 toward Lessee's Interior Improvements. Lessor shall install concrete floor slab and drywall on bottom of trusses. Lessee shall be responsible for any and all cost associated with

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completing the Premises including, but not limited to, architectural fees, construction cost, MSTU fees, and the like. Lessor shall complete the improvements under a separate contract with Fred M. Starling, Inc. Lessee shall review and approve, in writing, all plans and cost associated with improvements. An estimate shall be provided by Lessor of cost. Contractor shall be entitled to a fee of 10% of all cost associated with improvements.

         21. RADON GAS. Florida law requires that the following notice be provided on at least one document form or application executed at the time of or prior to execution of a rental agreement for any building: "Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit."

IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be executed as required by law on the day and year first above written.


                                                     LESSOR:
                                                     PALMER MEDICAL CENTER, LTD


WITNESS:

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                                                     Executed by Lessor on

                                                                      ,  19
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                                                     LESSEE:

                                                                      BANK
                                                     -----------------
WITNESS:

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                                                     Executed by Lessor on

                                                                      ,  19
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                                    EXHIBIT A











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